Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and 2006 Non-Employee Director Restricted Stock Plan of MCG Capital Corporation of our reports dated March 5, 2009, with respect to the consolidated financial statements and schedules of MCG Capital Corporation and the effectiveness of internal control over financial reporting of MCG Capital Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
McLean, Virginia March 5, 2009